Exhibit 99.1

Fred’s, Inc. Appoints Joseph Anto Interim Chief Executive Officer

MEMPHIS, Tenn. (April 27, 2018)— Fred’s Inc. (“Fred’s” or “Company”) (NASDAQ:FRED) today announced the resignation of Chief Executive Officer Michael K. Bloom, effective as of April 24, 2018, to pursue other opportunities. Joseph Anto, the Company’s current Executive Vice President, Chief Financial Officer and Secretary, will serve as Interim Chief Executive Officer effective as of April 24, 2018. Mr. Bloom also resigned from the Company’s board of directors. His resignation was not the result of any disagreement with the Company or its operations.

Heath Freeman, Chairman of the Board said: “The Board is appreciative for Mike’s contributions, dedication and service. Mike joined Fred’s with significant experience with retail drugstores. After the Company was not able to purchase certain assets from the Rite Aid Corporation and following the end of the 2017 fiscal year, the timing was right, both for Mike and the Company, for him to step down. We wish him the very best. The Fred’s Board is confident that Mr. Anto will serve the Company well as Interim CEO.”

About Joseph Anto

Mr. Anto has served as the Company’s Executive Vice President, Chief Financial Officer and Secretary since February 2018. Mr. Anto also served as a consultant to the Company from July 2017 to February 2018. From 2015 to February 2018, Mr. Anto served as Senior Vice President of Strategy and M&A at MediaNews Group, Inc. (d/b/a Digital First Media), one of the largest newspaper companies in the U.S. by circulation. From 2014-2015, he was Vice President of Business Development for MediaNews Group and also CEO at Jobs in the US.com, a subsidiary of MediaNews with regionally focused job board sites in New England. From 2013-2014 he was Managing Director at Digital First Ventures, the strategic investing division of MediaNews Group. In 2009 he co-founded RumbaTime, LLC, a fashion brand focused on timepieces and accessories and served as the Company's CEO until 2012. From 2006-2009 Mr. Anto was a Senior Analyst and Director of Investments at Harbinger Capital Partners, a multi-strategy investment firm, where he managed one of the largest merchant power investment portfolios in the sector, accounting for approximately 30% of the fund's assets and completed M&A and debt financing transactions totaling over $4 billion in value. Prior to his time at Harbinger, Mr. Anto was an associate at ABS Capital Partners, a later-stage venture capital firm, and an analyst at First Union Securities in their technology investment banking group. He has previously served on the boards of private merchant power companies Kelson Energy Inc. and Kelson Canada, CIPS Marketing Group Inc. and was also previously on the board at Rumbatime. He has a BBA from Emory University and an MBA from Columbia University.

About Fred’s, Inc.

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s, Inc. operates approximately 600 general merchandise and pharmacy stores, including 13 franchised locations, and three specialty pharmacy-only locations. With unique store formats and strategies that combine the best elements of a value-focused retailer with a healthcare-focused drug store, Fred’s stores offer frequently purchased items that address the everyday needs of its customers. This includes nationally recognized brands, proprietary Fred’s label products, and a full range of value-priced selections.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to (i) the competitive nature of the industries in which we operate; (ii) the implementation of our strategic plan, and its impact on our sales, costs and operations; (iii) utilizing our existing and new stores and increasing our pharmacy department presence in new and existing stores; (iv) our reliance on a single supplier of pharmaceutical products; (v) our pharmaceutical drug pricing; (vi) reimbursement rates and the terms of our agreements with pharmacy benefit management companies; (vii) our private brands; (viii) the seasonality of our business and the impact of adverse weather conditions; (ix) operational difficulties; (x) merchandise supply and pricing; (xi) consumer demand and product mix; (xii) delayed openings and operating new stores and distribution facilities; (xiii) our employees; (xiv) risks relating to payment processing; (xv) our computer system, and the processes supported by our information technology infrastructure; (xvi) our ability to protect the personal information of our customers and employees; (xvii) cyber-attacks; (xviii) changes in governmental regulations; (xix) the outcome of legal proceedings, including claims of product liability; (xx) insurance costs; (xxi) tax assessments and unclaimed property audits; (xxii) current economic conditions; (xxiii) changes in third-party reimbursements; (xxiv) the terms of our existing and future indebtedness; (xxv) our acquisitions and the ability to effectively integrate businesses that we acquire; (xxvi) our ability to pay dividends; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Contacts

Fred’s Inc.

Joe Anto, 901-238-3606

Interim CEO, Executive Vice President, CFO

Liolios

Sean McGowan or Cody Slach, 949-574-3860

FRED@liolios.com